EXHIBIT 99.5

December 30, 1999

Haworth Inc.
1 Haworth Center
Holland, Michigan 49423

Attention:	Mr. Calvin Kreuze
Vice President & CFO

Dear Sirs:

Re: Confidentiality Agreement Relating to SMED International Inc. (the "Corporation")

          The Corporation will make certain Confidential Information (as hereinafter defined) available to the addressee hereof (the "Recipient") to assist in an evaluation of the Corporation for purposes of considering a potential offer, arrangement, combination, acquisition, divestiture or other transaction which may be negotiated with the Corporation (the "Transaction"). The Corporation has agreed to provide to the Recipient access to the Confidential Information subject to the entering into of this Confidentiality Agreement setting forth the terms and conditions pursuant to which the Confidential Information will be provided to the Recipient, including the Recipient's directors, officers, employees, agents, counsel, advisors, consultants and other representatives (collectively, "representatives").

          In consideration of the Corporation furnishing Confidential Information to the Recipient for purposes only of assisting the Recipient in its evaluation of the Transaction, the Recipient agrees on behalf of itself, its affiliates and representatives as follows:

1.          In this Agreement, "Confidential Information" means all information (including information in the form not only of written information but also information which may be transmitted orally, visually, electronically or by any other means) relating to the Corporation and its business, affairs, financial position, corporate status, assets, customers, products, marketing strategies, operations and activities including, without limitation, reports, evaluations, notes, analyses, documents, trade secrets or any other documents or information pertaining in any way whatsoever to the Corporation, together with all analyses, evaluations, compilations, notes, studies or other documents prepared by the Recipient or its representatives containing or based upon, in whole or in part, such information or reflecting the review of, or interest in the Corporation and the Transaction.

2.           The Recipient and its representatives shall receive and maintain the Confidential Information in the strictest confidence and shall not, without the prior written consent of the Corporation, disclose the Confidential Information in any manner whatsoever, in whole or in part, and shall not use the Confidential Information, directly or indirectly for any purpose other than in connection with the evaluation of the Corporation and for the purposes of the Transaction. The Recipient agrees to furnish the Confidential Information only to those of its representatives who have a need to know the Confidential Information and who are informed by the Recipient of the confidential nature of the Confidential Information and who agree to be bound by the terms of this agreement, and shall not provide any of such Confidential Information to a bank or other potential source of financing for the Transaction without the prior written consent of the Corporation. The Recipient shall upon request provide the Corporation with a list of all persons to whom Confidential Information has been provided. The Recipient agrees to be responsible for any breach of this Agreement by any of its representatives or by any other person to whom it has provided the Confidential Information. The Recipient agrees to make all efforts and take such steps as may be required to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby and to ensure that the confidential nature of the Confidential Information is communicated to the Recipient's affiliates and its and their representatives and the terms and conditions of this Agreement are binding upon the Recipient's affiliates and the representatives. The obligations of the Recipient under this paragraph shall survive any termination of this agreement.

3.           Without limitation and in addition to any rights of the Corporation against the Recipient arising by reason of any breach hereof, the Recipient shall:

(a)

be liable to the Corporation for all losses, costs (including legal costs on a solicitor and his own client basis), damages and expenses whatsoever which the Corporation may suffer, sustain, pay or incur; and

(b)

indemnify the Corporation against all actions, proceedings, claims, demands, losses, costs (including legal costs on a solicitor and his own client basis), damages and expenses whatsoever which may be brought against or suffered by the Corporation or which they may sustain, pay or incur;

resulting from a breach of this Agreement or the unauthorized use or disclosure by the Recipient or any of its affiliates or representatives of all or any part of the Confidential Information.

4.           Neither this Agreement nor disclosure of any Confidential Information to the Recipient shall be construed as granting to the Recipient or any of its affiliates or representatives any license or right in respect of any part of the Confidential Information.

5.          The Recipient acknowledges that the Corporation does not make, and shall not be deemed to have made, any representation or warranty as to the accuracy or completeness of the Confidential Information or any item thereof. The Corporation shall have no liability to the Recipient, its affiliates or representatives or any other person, directly or indirectly, resulting from or arising out of the furnishing to the Recipient or the use made by the Recipient, its affiliates or representatives of any of the Confidential Information. The Recipient agrees that it will rely upon its own investigations, due diligence and analysis in evaluating and in satisfying itself as to all matters relating to the evaluation of the Corporation and the Transaction. The Corporation shall have no obligation to provide any Confidential Information to the Recipient as a result of this Agreement. However, if no Confidential Information is provided to the Recipient, then this Agreement is not binding except for paragraph 10. Without limiting the circumstances where

Confidential Information shall be considered to have been provided to the Recipient, Confidential Information will be deemed received if the Recipient participates in any on-site visits to the Corporation as part of this process.

6.           The following shall not be considered to be Confidential Information:

(a)

information which at the time of disclosure by the Corporation to the Recipient had been generally disclosed by the Corporation to the public, or which thereafter is disclosed by the Corporation to the public, other than as a result of disclosure by the Recipient, or any of its affiliates or representatives; or

(b)

information which prior to the time of disclosure by the Corporation to the Recipient was in the possession of the Recipient on a lawful basis, or is thereafter lawfully acquired by the Recipient from a third party; provided that such information is not subject to a confidentiality agreement with, or other obligation of confidentiality or secrecy to, the Corporation or any of its affiliates;

provided that no combination of information which comprises part of the Confidential Information shall be included in the foregoing exceptions merely because individual parts of the information were within the public domain or were within the prior possession of the Recipient unless the combination itself was in the public domain or in the prior possession of the Recipient, or was so received by the Recipient.

7.           The Recipient, when requested by the Corporation, shall promptly destroy all notes, memoranda, reports, correspondence, documents or other records of any nature or kind whatsoever, including all copies, reproductions or extracts thereof, then in the possession of the Recipient or its affiliates or representatives, either furnished by the Corporation hereunder or prepared by the Recipient or its affiliates or representatives based on Confidential Information furnished by the Corporation hereunder. Upon request by the Corporation, a senior officer of the Recipient will promptly certify that all of the documents constituting the Confidential Information held by the Recipient or its affiliates or representatives, have been destroyed including copies of Confidential Information made as contemplated herein.

8.           Neither the Recipient nor any of its affiliates or representatives will initiate or arrange, directly or indirectly, or maintain contact (except for those contacts made in the ordinary course of business unrelated to the Transaction) with any officer, director, employee, consultant or other representative of the Corporation or its affiliates or with any customer, supplier, sales representative or competitor of the Corporation, except with the express prior written permission of the Corporation. Any such permission granted by the Corporation shall be revocable at any time.

9.           In the event that the Recipient or its affiliates or representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information, documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Recipient will provide the Corporation with prompt written notice of same, prior to disclosing any of the Confidential Information, so that the Corporation may seek either a protective order or other appropriate remedy. In the event that such protective order or remedy is not obtained, the Recipient and its affiliates or representatives will furnish only that portion of the Confidential Information which is legally required (after providing the Corporation with an opportunity to review the same) and will exercise their best efforts to obtain reliable assurance that the Confidential Information will be accorded confidential treatment.

10.           Unless otherwise required by law, the Recipient and its representatives will not, and shall cause the Recipient's affiliates and representatives to not, except with the prior written consent of the Corporation, disclose to any person either the fact that this Agreement has been entered into or that any investigations, discussions or negotiations are taking place concerning the evaluation of the Corporation and/or the Transaction, or that the Recipient has requested or received Confidential Information, or disclose any of the terms, conditions or other facts with respect to the evaluation of the Corporation and/or the Transaction including the status thereof.

11.           During the period commencing on the date of this Agreement and terminating one year from the date of this Agreement, the Recipient shall not, except with the prior written consent of the Corporation:

(a)	acquire or agree to acquire, or make any proposal to acquire, in any manner, either directly or indirectly, any securities or property of the Corporation;

(b)	commence an offer of any nature or kind whatsoever for any securities of the Corporation, including a take-over bid, a tender or exchange offer;

(c)

solicit proxies from one or more holders of securities of the Corporation or form, join or in any way participate in a "control group" as such term is defined in the Securities Act (Alberta) with respect to the securities of the Corporation;

(d)

engage in any discussions or negotiations, conclude any understandings or enter into any agreement, or otherwise act in concert with any third party to propose or effect any business combination or other transaction of any nature or kind with respect to the Corporation;

(e)

employ or solicit, directly or indirectly, any person currently employed or retained on a full time basis by or with the Corporation, (other than in response to an advertisement or general solicitation for employment);

(f)	advise, assist or encourage any person or party in connection with any of the foregoing; or

(g)	issue or take any action which might require the issuance of any announcement in connection with any of the foregoing;

provided that nothing contained herein shall be interpreted to prohibit the Recipient or its affiliates from continuing to conduct business with the Corporation in the ordinary course and consistent with past practice, and provided that nothing contained herein shall prohibit the Recipient from making a proposal to the board of directors of the Corporation relating to an offer for the securities of the Corporation or other business combination, provided such proposal is made only with the prior written consent and invitation of the Corporation and pursuant to any procedures established by the board of directors of the Corporation.

12.           Except as otherwise noted herein, this Agreement will expire one year from the date hereof.

13.           If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of the remaining provisions hereof and each paragraph and sentence of this Agreement is hereby declared to be a separate and distinct provision.

14.           The Recipient acknowledges that a breach of any of the covenants or provisions contained herein would cause the Corporation to suffer loss which could not be adequately compensated for by damages and agrees that, in addition to claiming damages or indemnity in respect thereof, the Corporation shall be entitled as a matter of right to seek an injunction and to enforce specifically the terms and provisions hereof, and the Recipient hereby consents to any preliminary or ex parte applications for such relief to any court of competent jurisdiction. Further, such right shall be cumulative and be in addition to any other remedies which may be available to the Corporation. It is understood and agreed that no failure or delay by the Corporation in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

15.           The Recipient understands and agrees that no understanding, contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement with respect thereto has been executed and delivered. The Recipient also understands and agrees that there has been no decision taken by the Corporation or its board of directors to pursue a Transaction with any party and the provision of Confidential Information hereunder shall not be taken as indicating that any such decision has been made. The Recipient agrees that unless and until such an agreement has been executed and delivered, the Corporation shall have no legal obligation of any kind whatsoever with respect to any such Transaction with you by virtue of this Agreement or any other written or oral expression with respect to such a Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The Recipient further understands and agrees that: (i) the Corporation shall be free to conduct the process for a third party review of the Corporation as the Corporation in its sole discretion shall determine, including, without limitation, negotiating with any prospective purchasers and entering into a definitive agreement without prior notice to the Recipient or any other person; (ii) any procedures relating to a review of the Corporation or other matters, including a sale, may be changed at any time without notice to the Recipient or any other person; and (iii) the Recipient shall not have any claims whatsoever against the Corporation, its affiliates or any of its directors, officers, shareholders, representatives, advisors or agents arising out of or relating to the evaluation of the Corporation and the Transaction (other than those against the parties to a definitive agreement with the Corporation in accordance with the terms thereof).

16.           All requests for Confidential Information shall be directed to the designated representative of the Corporation (being Bryan de Lottinville, Executive Vice President, Corporate Affairs, unless Mr. de Lottinville designates in writing another person) and the Recipient agrees that it will not request Confidential Information from any other employee, consultant or representative of the Corporation without the prior written consent of the Corporation.

17.           The Recipient may not assign this Agreement nor any of its rights hereunder, whether in whole or in part, without the express prior written consent of the Corporation, which consent may be unreasonably and arbitrarily withheld. The provisions of this Agreement shall enure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

18.           The obligations of the Recipient under this Agreement shall extend to, and be read as applying to, all affiliates of the Recipient, where affiliates has the same meaning as defined in the Securities Act (Alberta).

19.           Notices and communications hereunder shall be in writing and, in lieu of personal service, may be given by prepaid telecommunication or delivered by prepaid courier . Notices and communications shall be deemed to have been received at the opening of business in the office of the addressee on the business day following transmission, in the case of telecommunication, or delivery in the case of prepaid courier. A party may change its address by notice to the other party. Until notice is given, the addresses of the Corporation and the Recipient shall be as set forth below:

Corporation:	SMED International Inc.
10 Smed Lane S.E.
Calgary, Alberta
T2C 4T5

Attention: Bryan de Lottinville
Executive Vice President, Corporate Affairs

Fax: (403) 203-6001

Recipient:	Haworth Inc.
1 Haworth Center
Holland, Michigan 49423

Attention: Mr. Calvin Kreuze
Vice President & CFO

Fax: (616) 393-1033

20.           This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, and the Corporation and the Recipient hereby attorn, for all purposes hereunder, to the exclusive jurisdiction of the courts of the Province of Alberta.

SMED International Inc.

Per:	s/ Bryan de Lottinville
Bryan de Lottinville
Executive Vice President, Corporate Affairs

Acknowledged and Agreed this 10th day of January, 2000 by:

Haworth Inc.

Per:	s/ Calvin W. Kreuze
Mr. Calvin Kreuze
Vice President & CFO